Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Keil Decker
(212) 299-2209

Media Contact:	Anu Ahluwalia
(212) 299-2439

NYMEX HOLDINGS, INC. REPORTS SECOND QUARTER AND SIX MONTH 2007 RESULTS

•	Second Quarter Operating Revenues Rise 34% to $163.6 Million

•	First Half Operating Revenues Increase 40% to Record $327.8 Million

•	Takes One-Time Charge of $26.0 Million Related to Optionable Investment

•	Diluted EPS of $0.44; Excluding One-Time, Pretax Charge, Diluted EPS of $0.60

New York, N.Y., July 31, 2007 — NYMEX Holdings, Inc. (NYSE: NMX), parent company of the New York Mercantile Exchange, Inc. (NYMEX), today reported that total operating revenues for the second quarter ended June 30, 2007 rose 34% to $163.6 million compared to $122.5 million for the second quarter 2006. Net income for the second quarter 2007 increased 9% to $41.7 million compared to $38.1 million for the second quarter 2006, including a one-time, pretax charge of $26.0 million related to an impairment of the NYMEX investment in energy derivatives broker Optionable, Inc. Diluted earnings per share for the second quarter 2007 were $0.44, based on 94.8 million shares outstanding, compared to $0.44, based on 81.6 million shares outstanding for the second quarter 2006.

In connection with NYMEX’s acquisition of a 19% stake in energy derivatives broker Optionable, Inc. completed on April 10, 2007, we have determined that the value of our investment has been impaired and have thus recorded a one-time, pretax charge to earnings in the second quarter of $26.0 million, or $0.16 per share. Excluding the one time charge, net income increased 48% to $56.4 million, and diluted earnings per share was $0.60 for the second quarter.

For the six months ended June 30, 2007, NYMEX reported record total operating revenues of $327.8 million, a 40 % increase from $234.2 million for the first half of 2006. Net income rose 37% to $98.0 million, versus $71.8 million in the first half of 2006. Diluted earnings per share for the 2007 first half was $1.03 versus $0.88 per diluted share in the 2006 period, based on 94.8 million and 78.4 million shares outstanding, respectively. Excluding the one-time charge, net income increased 57% to $112.6 million and diluted earnings per share was $1.19 for the 2007 six month period.

“We are pleased to deliver another quarter of solid operating performance as we continue to deliver on our strategic goals,” commented NYMEX Chairman, Richard Schaeffer. “We have continued to achieve volume or open interest records in a number of our benchmark futures and options contracts, including crude oil, RBOB gasoline, heating oil and gold. Our long term strategic initiative in Dubai was furthered by the launch of our Dubai Mercantile Exchange, representing a significant achievement in offering another benchmark to global risk managers and users of sour crude, and demonstrates our expertise in launching products and developing new marketplaces globally. We continue our efforts to implement our growth initiatives to expand global distribution.”

NYMEX President and Chief Executive Officer James E. Newsome stated, “In our Dubai strategic venture, we are pleased by the consistent progress our Dubai Mercantile Exchange venture has achieved through launch and continued growth in volume and open interest. We continue to believe the Oman crude contract will become the sour crude contract of choice for global risk managers and users. As the energy and metals industry leader and innovator, we remain focused on satisfying evolving customer demand by bringing to market new contracts, such as a new last day Brent contract, as well as diesel, ethanol and our recently announced steel futures. We also launched energy and metals options on CME Globex®, as well as on our NYMEX ClearPort® clearing platform, which is part of our strategy to provide multiple venues for our users to trade and clear contracts. We continue our efforts to realize improvements in profitability.”

Second Quarter Results

Clearing and transaction fees rose 33% for the second quarter 2007 to $137.4 million compared to $103.3 million for the year ago period. An increased fee schedule which applied to NYMEX Division member rates became effective May 1, and was in effect for two months of the second quarter. Market data fees increased 47% for the second quarter 2007, to $23.4 million versus $15.9 million for the second quarter 2006.

Average daily volume was 1.396 million contracts during the second quarter 2007, a 23% increase over the second quarter of 2006. NYMEX electronic volume on CME Globex was an average of 608,000 contracts per day and represented a 443% increase over second quarter 2006 electronic volume. NYMEX floor-traded energy futures and options averaged 257,000 contracts a day for the second quarter of 2007, versus 537,000 contracts per day for the same period of 2006. COMEX electronic volume on CME Globex averaged 101,000 contracts per day, an increase of 494% over second quarter 2006 electronic volume. COMEX metals open outcry average daily volume was 42,000 contracts for the second quarter of 2007, versus 128,000 contracts per day for the same period of 2006. Average daily volume on NYMEX ClearPort increased 12% in the second quarter of 2007 to 309,000 contracts, from 276,000 contracts in the comparable period of 2006. The remaining volume of 79,000 trades per day consisted of other transactions which includes position transfers and exchanges.

Total operating expenses, excluding direct transaction costs of $24.3 million, were $41.8 million for the second quarter of 2007. This represents an 8% decrease from $45.3 million for the same period in 2006, driven primarily by the Company’s cost cutting initiatives.

Income before provision for income taxes was $74.0 million for the second quarter 2007, compared to $69.3 million for the second quarter 2006. Excluding the one-time charge, income before provision for income taxes was $100.0 million. Pretax margin, defined as income before provision for income taxes divided by operating revenues, investment income and interest income from securities lending (net of interest expense/fees from securities lending and direct transaction costs), was 51% in the second quarter 2007, compared to 59% in second quarter 2006. Excluding the one-time charge, pretax margin was 68%.

Six Month Results

Clearing and transaction fees rose 41% for the six months ended June 30, 2007 to $275.6 million, compared to $195.8 million for the year ago period. Market data fees were $46.5 million for the six month period, versus $31.3 million for the six months of 2006, an increase of 49%.

Average daily volume for the first six months of 2007 was 1.454 million contracts, a 31% increase over the first six months of 2006. NYMEX electronic volume on CME Globex was an average of 603,000 contracts per day and represented a 464% increase over the six month period of 2006 electronic volume. NYMEX floor-traded energy futures and options averaged 293,000 contracts a day for the first six months of 2007. COMEX electronic volume on CME Globex averaged 96,000 contracts per day, an increase of 586% over the first six months of 2006 electronic volume. COMEX metals open outcry average daily volume was 49,000 contracts a day for the first half of 2007. Average daily volume on NYMEX ClearPort increased 31% in the first half of 2007 to 340,000 contracts, from 259,000 contracts in the comparable period of 2006. The remaining volume of 73,000 trades per day consisted of other transactions which includes position transfers and exchanges.

Total operating expenses for the first half of 2007, excluding direct transaction costs of $48.4 million, were $86.2 million. This represents a 3% decrease from $88.5 million for the same period in 2006, driven primarily by the Company’s cost cutting initiatives.

Income before provision for income taxes was $173.7 million for the first six months of 2007, compared to $131.1 million for the same period of 2006. Excluding the one-time charge, income before provision for income taxes was $199.7 million for the first six months of 2007. Pretax margin, defined as income before provision for income taxes divided by operating revenues, investment income and interest income from securities lending (net of interest expense/fees from securities lending and direct transaction costs), was 59% in the first half of 2007 and 2006. Excluding the one-time charge, pretax margin was 68% for the first six months of 2007.

Investor Conference Call / Webcast Details

NYMEX will hold a conference call to discuss 2007 second quarter and six month results today, July 31, 2007 at 8:00 AM Eastern Time. Those wishing to participate in the conference call can dial (800) 299-7928 (U.S. and Canada) or (617) 614-3926 (International), using the confirmation code 98223409. A live audio webcast of the call will also be available on the Investor Relations section of the NYMEX website at http://investor.nymex.com. Additionally, an archived version of the conference call will also be available within approximately 90 minutes of the conclusion of the call.

About NYMEX Holdings, Inc.

NYMEX Holdings, Inc. (NYSE:NMX) is the parent company of the New York Mercantile Exchange, Inc. (NYMEX), the world’s largest physical commodity futures and options exchange. NYMEX offers futures and options trading in energy, metals and soft commodities contracts and clearing services for more than 320 off-exchange energy contracts. Through a hybrid model of open outcry floor trading and electronic trading on CME Globex® and NYMEX ClearPort®, NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, and soft commodities contracts for trading and clearing virtually 24 hours a day. Further information about NYMEX Holdings, Inc. and the New York Mercantile Exchange, Inc. is available on the NYMEX website at http://www.nymex.com.

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Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

(Tables Follow)

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating Revenues
Clearing and transaction fees	$137,390	$103,346	$275,567	$195,766
Market data fees	23,363	15,912	46,500	31,294
Other, net	2,844	3,257	5,756	7,125

Total operating revenues	163,597	122,515	327,823	234,185

Operating Expenses
Direct transaction costs	24,318	8,054	48,420	14,937
Salaries and employee benefits	20,482	19,172	41,520	37,486
Occupancy and equipment	5,604	5,793	11,547	14,038
Depreciation and amortization, net of deferred credit amortization	3,614	4,914	7,145	8,248
General and administrative	4,945	5,332	9,642	10,630
Professional services	3,922	4,207	8,108	7,533
Telecommunications	1,417	1,813	2,840	3,491
Marketing	1,626	1,826	3,559	2,739
Other expenses	182	2,200	1,843	4,350

Total operating expenses	66,110	53,311	134,624	103,452

Operating income	97,487	69,204	193,199	130,733

Non-Operating Income and Expenses
Investment income	6,133	1,354	12,840	2,814
Interest income from securities lending	31,087	33,275	60,493	60,517
Interest expense/fees from securities lending	(30,136)	(32,444)	(59,025)	(58,900)
Interest expense	(1,612)	(1,666)	(3,224)	(3,334)
Losses from unconsolidated investments	(28,944)	(382)	(30,587)	(776)

Total non-operating income and expenses	(23,472)	137	(19,503)	321

Income before provision for income taxes	74,015	69,341	173,696	131,054
Provision for income taxes	32,270	31,208	75,731	59,288

Net income	$41,745	$38,133	$97,965	$71,766

Proforma weighted average common shares outstanding and earnings per share retroactively adjusted to reflect the 90,000-for-1 recapitalization on March 14, 2006:

Earnings per Share
Basic	$0.44	$0.44	$1.04	$0.88

Diluted	$0.44	$0.44	$1.03	$0.88

Weighted Average Number of Common Shares Outstanding
Basic	94,450,000	81,600,000	94,450,000	78,354,000
Diluted	94,798,000	81,600,000	94,784,000	78,354,000

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	June 30, 2007	December 31, 2006
Assets
Cash and cash equivalents	$17,112	$18,631
Collateral from securities lending program	2,331,507	2,547,312
Marketable securities, at market value	455,740	485,581
Clearing and transaction fees receivable, net of allowance for member credits	47,780	32,853
Prepaid expenses	7,234	7,009
Margin deposits and guaranty funds	8,418	17,052
Other current assets	43,691	10,238

Total current assets	2,911,482	3,118,676

Property and equipment, net	178,532	183,193
Goodwill and indefinite-lived intangible asset	307,125	307,125
Long-term investments	118,422	3,008
Other assets	9,499	11,929

Total assets	$3,525,060	$3,623,931

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$16,670	$14,854
Accrued salaries and related liabilities	12,563	13,688
Payable under securities lending program	2,331,507	2,547,312
Margin deposits and guaranty funds	8,418	17,052
Income tax payable	7,586	4,984
Other current liabilities	32,852	35,019

Total current liabilities	2,409,596	2,632,909

Grant for building construction deferred credit	105,093	106,166
Long-term debt	80,281	80,281
Retirement obligation	11,966	12,367
Other liabilities	29,824	17,286

Total liabilities	2,636,760	2,849,009

Total stockholders’ equity	888,300	774,922

Total liabilities and stockholders’ equity	$3,525,060	$3,623,931

Non-GAAP Reconciliation

The following table reconciles net income to adjusted net income and calculates adjusted earnings per common share on adjusted income.

	(in thousands, except share amounts)
	Three Months Ended June 30, 2007	Six Months Ended June 30, 2007
Net income	$41,745	$97,965
Add: Impairment loss on investment in Optionable	25,962	25,962
Less: Effective tax rate benefit of impairment loss on investment in Optionable	11,319	11,319

Adjusted net income	$56,388	$112,608

Earnings per common share on net income:
Basic	$0.44	$1.04

Diluted	$0.44	$1.03

Adjusted earnings per common share on adjusted net income:
Adjusted basic	$0.60	$1.19

Adjusted diluted	$0.60	$1.19

Weighted average common shares outstanding:
Basic	94,450,000	94,450,000

Diluted	94,798,000	94,784,000

	Q2 2007	Q1 2007	Q4 2006	Q3 2006	Q2 2006
Trading Days	63	61	62	62	63

Average Daily Volume (round turns, in thousands, difference is due to rounding)

	Q2 2007	Q1 2007	Q4 2006	Q3 2006	Q2 2006
NYMEX Floor	257	330	362	528	537
NYMEX Electronic	608	597	368	197	112

COMEX Floor	42	56	76	88	128
COMEX Electronic	101	90	16	8	17

NYMEX ClearPort	309	373	302	436	276

Other	79	68	75	65	64

Total	1,396	1,513	1,199	1,324	1,132

Gross Clearing and Transaction Revenue (in thousands)

	Q2 2007	Q1 2007	Q4 2006	Q3 2006	Q2 2006
NYMEX Floor	$19,966	$23,664	$24,497	$36,097	$37,453
NYMEX Electronic	50,520	43,271	24,953	18,260	13,035

COMEX Floor	3,249	4,244	5,795	6,711	10,136
COMEX Electronic	9,791	8,253	2,000	1,736	3,508

NYMEX ClearPort	44,281	49,609	38,837	48,326	32,029

Other	9,583	9,136	8,683	8,069	7,185

Total	$137,390	$138,177	$104,765	$119,200	$103,346

Net Rates Per Contract

	Q2 2007	Q1 2007	Q4 2006	Q3 2006	Q2 2006
NYMEX Floor	$1.23	$1.18	$1.10	$1.10	$1.11
NYMEX Electronic	1.02	0.89	0.70	1.07	1.85

COMEX Floor	1.24	1.25	1.23	1.22	1.26
COMEX Electronic	1.19	1.20	1.99	3.35	3.36

NYMEX ClearPort	1.72	1.66	1.58	1.36	1.42

Other	1.92	2.19	1.88	2.00	1.81

Total Net RPC	1.29	1.24	1.17	1.25	1.33

Direct Cost	0.28	0.26	0.24	0.20	0.12

Gross RPC	$1.56	$1.50	$1.41	$1.45	$1.45